EXHIBIT 5.1

December 29, 2020
American Bio Medica Corporation
122 Smith Road
Kinderhook, New York 12106

Re:
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as your counsel in connection with the registration statement on Form S-1 (the “Registration Statement”) filed by American Bio Medica Corporation, a New York corporation (the “Company”), with the U.S. Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of 9,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of (i) 1,250,000 shares of Common Stock issued to Lincoln Park Capital Fund, LLC (“Lincoln Park”) upon the execution of the Purchase Agreement, dated as of December 8, 2020 (the “Purchase Agreement), between Lincoln Park and the Company (the “Commitment Shares”), (ii) 500,000 shares of Common Stock issued to Lincoln Park upon the execution of the Purchase Agreement for a total purchase price of $125,000 (the “Initial Purchase Shares”), (iii) 500,000 shares of Common Stock issuable to Lincoln Park on the commencement date under the Purchase Agreement, which will occur when the Registration Statement is declared effective and the other conditions to commencement have been satisfied, for a total purchase price of $125,000 (the “Tranche Purchase Shares”), and (iv) 7,500,000 additional shares of Common Stock that the Company may sell to Lincoln Park pursuant to the Purchase Agreement from time to time after the Registration Statement is declared effective (the “Additional Shares” and, collectively with the Commitment Shares, the Initial Purchase Shares and the Tranche Purchase Shares, the “Shares”). Capitalized terms used in this letter and not otherwise defined shall have the meanings given to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company’s certificate of incorporation and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, in addition to the assumptions that are customary in opinion letters of this kind, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies, and that the Company will have sufficient authorized and unissued shares of common stock available with respect to any of the Shares issued after the date of this letter. We have not verified any of these assumptions.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations under such act.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP